UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 10, 2017

REVANCE THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-36297	75-0551645
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
Revance Therapeutics, Inc.
7555 Gateway Boulevard
Newark, California 94560
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (510) 742-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) Resignation of Director

On May 10, 2017, Mark A. Prygocki, a member of the Board of Directors (the “Board”) of Revance Therapeutics, Inc. (the “Company”), tendered his resignation from the Board, including from its Audit Committee, effective on May 11, 2017. Mr. Prygocki resigned from the Board to pursue a new business venture. His decision did not involve any disagreement with the Company, its management or the Board. On May 11, 2017, the Board: (1) designated Robert Byrnes, an existing member of the Audit Committee, as Chairman of the Audit Committee, and (2) appointed Angus C. Russell, the Company’s Chairman of the Board, as a member of the Audit Committee.

ITEM 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

At the Company’s 2017 annual meeting of stockholders held on May 11, 2017, the stockholders voted on the two proposals listed below. The proposals are described in detail in the Company’s definitive proxy statement for the 2017 annual meeting, filed with the Securities and Exchange Commission on March 24, 2017. The results of the matters voted upon at the meeting were:

a)
Each of the Class III nominees of the Company’s Board of Directors was elected to hold office until the Company’s 2020 annual meeting of stockholders. The Class III nominees were: L. Daniel Browne; 22,448,903 shares of Common Stock voted for, and 2,149,245 withheld; Robert Byrnes; 22,104,007 shares of Common Stock voted for, and 2,494,141 withheld; and Philip J. Vickers, Ph.D.; 22,423,991 shares of Common Stock voted for, and 2,174,157 withheld; and 3,373,151 shares of Common Stock broker non-votes for all directors. The terms of office of Class I directors Angus C. Russell, Julian S. Gangolli, and Phyllis Gardner, M.D. continue until the Company’s 2018 annual meeting of stockholders. The term of office of Class II director Ronald W. Eastman continues until the Company’s 2019 annual meeting of stockholders.

b)
The stockholders ratified the selection by the Company’s Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017: 27,784,970 shares of Common Stock voted for, 90,457 against, 95,872 abstaining, and no broker non-votes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2017	Revance Therapeutics, Inc.

	By:	/s/ Lauren P. Silvernail
Lauren P. Silvernail
Chief Financial Officer and Chief Business Officer